EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated September 13, 2018, with respect to the statements of condition including the related portfolios of The Dow Jones Total Market Portfolio, Enhanced Index Strategy 2018-4 and Enhanced Sector Strategy, Sector Rotation Portfolio 2018-4 (included in Invesco Unit Trusts, Series 1907) as of September 13, 2018, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-226141) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
September 13, 2018